EXHIBIT 99


                                                              SEA CONTAINERS LTD
                                                                    NEWS RELEASE




            SEA CONTAINERS ANNOUNCES THE DECISION IN THE ARBITRATION
                              RELATING TO GE SEACO



Hamilton, Bermuda, May 3, 2006. Sea Containers Ltd. (NYSE: SCRA and SCRB, www.seacontainers.com) received on April 28, 2006 the decision in the arbitration regarding its dispute with GE Capital relating to GE SeaCo, the container leasing joint venture established between the Company and GE Capital in 1998. The arbitrator ruled that GE SeaCo suffered damages with respect to four of the fifteen alleged breaches of the Services Agreement by which Sea Containers provides certain services to GE SeaCo. These four breaches concerned
(i) GE SeaCo's administration or management of the Company's containers on leases with customers in countries subject to U.S. trade controls, (ii) the calculation of the amount of office rent charged to GE SeaCo, (iii) the costs related to certain swapbody containers GE SeaCo purchased from a factory of Sea Containers, and (iv) the allocation between the Company and GE SeaCo of consulting fees paid to a former GE SeaCo officer.

The arbitration award directs the parties to attempt to agree upon the amount to be reimbursed to GE SeaCo as a result of these four breaches. The arbitrator rejected claims by GE Capital that GE SeaCo was entitled to recover the fees paid to Sea Containers since the inception of the joint venture and that GE SeaCo was damaged by other alleged breaches of the Services Agreement. Based on assertions made by GE Capital during the arbitration and taking into account the amounts Sea Containers has already repaid to GE SeaCo to cure any alleged breaches, the Company expects the additional amount that it will be required to pay will be less than $13 million, although GE Capital recently stated that it believes the additional amount exceeds $15 million. If the parties are unable to agree on the amount of damages, the arbitrator will decide the issue after receiving further submissions from the parties. The economic effect of the Company's payment of additional damages to GE SeaCo will be partially offset because a large portion of that payment will inure to Sea Containers as a result of its ownership interest in GE SeaCo.

In addition, based on the four breaches described above and two additional breaches of the Services Agreement which did not result in damages to GE SeaCo, the arbitrator ruled that the Services Agreement would be deemed terminated on May 28, 2006. The Services Agreement allows GE SeaCo, at its option, to continue the agreement for up to one year. The economic impact of the

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termination of the Services Agreement cannot be quantified at this time. The arbitration award also requires the Company to pay the arbitration costs of GE Capital, including reasonable attorneys' fees.

                                      ENDS


For further information:

Lisa Barnard
Director of Communications, Sea Containers group of companies
Tel: +44 207 805 5550
Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:
William W. Galvin III, The Galvin Partnership
Tel: +1 (203) 618 9800
Email: wwg@galvinpartners.com